EXHIBIT 99.3

Press Release	Source: SITEL Corporation

Correction — SITEL Corporation Thursday May 1, 2:20 pm ET

In the news release, SITEL Corporation Reports First Quarter Results, issued yesterday, April 30, by SITEL Corporation over PR Newswire, we are advised by the company that the third paragraph, fifth sentence, should read “Our European operations grew from 25% of total revenues in the first quarter of 2002 to 36% of revenues in the first quarter of 2003” rather than “Operating margins from our European operations grew from 36% of revenues in the first quarter of 2002 to a comparable 46% in the first quarter of 2003” as originally issued inadvertently. Complete, corrected release follows:

SITEL Corporation Reports First Quarter Results

Revenues of $194.1 million and Breakeven Earnings

BALTIMORE, April 30 /PRNewswire-FirstCall/ — SITEL Corporation (NYSE: SWW - News), a leading global provider of outsourced customer support services, announced today its financial results for the first quarter ended March 31, 2003.

Highlights of the First Quarter of 2003 are:

•      Comparable revenues increased $10.7 million or 5.5% Q1 03 over Q1 02.

•      Operating income of $3.2 million for Q1 03 was down from $7.7 million for Q1 02

•      Cash flow from operations was $11.4 million

SITEL’s first quarter revenues were $194.1 million. Effective October 1, 2002, the Company restructured its joint venture in certain Latin American countries, and as a result, began reporting its results from this joint venture under the equity method of accounting. Had the revenues from this joint venture continued to be consolidated, first quarter of 2003 revenues would have been $203.7 million, an increase of $10.7 million or 5.5% over the first quarter of 2002. Revenues from operations in Europe increased $20.5 million compared to the first quarter of 2002, of which $11.2 million was due to currency fluctuations and the balance due to increased volumes. This increase was partially offset by a decline in revenues in the U.S. and Canada.

The Company reported operating income of $3.2 million for the first quarter of 2003 compared to $7.7 million in the first quarter of 2002. Net income for the first quarter of 2003 was breakeven compared to $2.7 million, or $0.04 per share in the first quarter of 2002. Operating and net income for the first quarter of 2003 were impacted by a shift in the geographic mix of business for the Company. European business historically has had lower operating margins than operating margins in the U.S. and Canada. Our European operations grew from 25% of total revenues in the first quarter of 2002 to 36% of revenues in the first quarter of 2003. The Company expects operating margins in Europe to improve as revenues continue to grow. Also contributing to the lower operating and net income were increased expenses associated with ramp up costs for a new customer support program for a major client in the U.S. and Canada. Cash flow from operations was $11.4 million in the first quarter of 2003. Capital expenditures were approximately $5.8 million in the first quarter of 2003. The first quarter of 2003 earnings per share were in line the Company’s previous outlook of breakeven.

Commenting on the first quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “After two years of an uncertain economy that slowed decision making, we are finally seeing encouraging signs of a return to normalized sales cycles. SITEL’s success in the marketplace is very encouraging. I am pleased to report on some of our new wins or contract expansions during the most recent quarter.

We recently announced the signing of a memorandum of understanding with Hewlett-Packard (HP) where we will provide a suite of customer care and sales services in support of HP’s portfolio of imaging & printing and PC products across 14 countries throughout Europe. We have a strong history of working with HP and this win is confirmation of their confidence in our abilities. The number of SITEL workstations dedicated to this HP program is expected to total 625.

We also announced today a new contract with Microsoft, which has an estimated value in excess of $90 million over the three-year term. SITEL will provide customer care and sales services in the UK, Ireland, Germany and France with possible extension to other countries throughout Europe.

Some of our other wins or contract expansions during the quarter include:

Bosch Power Tools, who has engaged the support of SITEL as a partner in their process of changing the existing internal sales support area. Bosch has decided to explore the option of consolidating and transitioning their German and Nordic contact centers as a “Proof of Concept” with the aim of establishing a Pan European implementation by outsourcing to SITEL. Bosch envisages that the award of this contract will set the standard for their customer contact methodology company-wide, both meeting and exceeding the current service standard provided by their best practice sites in Germany and Denmark. The locations of choice for the centers are SITEL sites in Dessau, Germany (for Germany, Austria and Switzerland) and Copenhagen, Denmark (for Denmark, Sweden and Norway).

In Spain, the Company’s business unit won, in alliance with a competitor, the Union Temporal de Empresas (UTE) 2002 income tax declaration program wherein 1,000 operators working from 650 workstations in four sites, supplied by both companies, will provide services to answer an estimated more than 4 million inquiries about tax matters.

In support of these wins in Europe, we opened two new centers, one in Copenhagen, Denmark and one in Milan, Italy during the quarter. These centers add to the Company’s dominance in providing pan-European outsourced customer support services.

In Latin America, our Brazil business unit exemplifies the growth we are experiencing throughout the region. Our Brazil business unit extended one agreement and signed letters of intent with three other companies to provide customer support services from a total of 330 workstations.

Within the United States, we signed a contract with a large wireless provider wherein SITEL will provide customer care services to the client’s customers from our Longview, Texas contact center. SITEL was also awarded business to provide customer support services from 100 workstations for one of the nation’s leading financial institutions. We signed a contract for expanded business with one of the nation’s largest cable and Internet providers performing technical support services from 125 workstations in SITEL’s Augusta, Georgia contact center. SITEL was also selected to provide an additional 250 - 300 workstations offering technical support and customer service for a leading global provider of computing and imaging solutions and services. SITEL will operate the 500 plus workstations from one of its Canadian contact centers.”

Mr. Lynch, added, “We are also having in depth discussions with our largest client, General Motors, about extending our relationship past the January 2004 expiration date of two of our primary contracts with General Motors.”

The Company generated positive cash flow during the first quarter of 2003. Cash flow from operations for the trailing twelve months was $47.5 million and capital expenditures were $28 million. At March 31, 2003, the Company had $36.2 million in cash and $49 million available credit under our new three-year credit facility.

Mr. Lynch concluded, “Companies are looking beyond historic ways to service their customers. They are determined to find better ways to serve their customers and add value, while optimizing the costs of doing so. More and more companies are discovering that SITEL’s business process outsourcing model is the answer to those desires. We are winning new business from clients consolidating vendors. And we are winning new business from clients who have historically outsourced and from those that have performed customer support from their in-house facilities. The Company is on track to achieve our goals of increased revenues and profits. As we deliver on our goals, I am confident that shareholders will be rewarded with increased value.”

Outlook

For the second quarter of 2003, the Company expects revenues to be within a range of $200 million to $204 million and breakeven earnings. A significant factor in the outlook for breakeven earnings is the implementation costs associated with the ramp of several contracts worldwide.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss first quarter 2003 financial results tomorrow, May 1, 2003 at 8:30 a.m. ET. To participate, for domestic callers, please dial 1-888-273-9890 and for international callers, please dial 1-612-332-0228. Replay of the conference call will be available in the USA by dialing (800) 475-6701 and International by dialing (320) 365-3844 (Access Code) 681912, starting at 12:00 p.m. ET on May 1, 2003 and will play for seven days. The conference call will be simulcast live on Internet via SITEL’s web site at http://www.sitel.com . Replay will be available for seven days.

About SITEL

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, implements and operates multi-channel contact centers to enhance company performance and growth. SITEL manages more than 1.5 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 22 countries, offering services in 25 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “will,” “estimated” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made. SITEL assumes no obligation to update any such forward-looking statement. Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, contract termination provisions, delays in ramp up of services, customer demand for client products and services, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, including without limitation the significant business we have with General Motors under contracts that expire in early 2004 and with whom we are engaged in discussions about continuation of services after the expiration date, mergers and restructurings involving clients or prospective clients, industry regulation, accounting requirements associated with evaluation of asset impairment, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, risks associated with operating a global business, and dependence on credit availability. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

	(Unaudited)
	Three Months Ended March 31,
	2003	2002
	(in thousands, except per share data)

Revenues	$194,095	$193,032

Operating expenses:
Direct labor and telecommunications expenses	110,772	112,016
Subcontracted and other services expenses	15,197	11,593
Operating, selling and administrative expenses	64,128	61,760
Asset impairment and restructuring expenses	796	—
Total operating expenses	190,893	185,369

Operating income	3,202	7,663

Other income (expense):
Interest expense, net	(2,724)	(2,731)
Equity in earnings of affiliate	618	335
Other, net	(659)	(188)
Income before income taxes and minority interest	437	5,079

Income tax expense	170	1,981
Minority interest	206	360
Income before change in accounting principle	61	2,738
Cumulative effect of a change in accounting for goodwill	—	18,399

Net income (loss)	$61	$(15,661)

Other data:
Weighted average common shares outstanding:
Basic	74,258	74,218
Diluted	74,258	74,313

Income (loss) per common share:
Basic	$0.00	$(0.21)
Diluted	$0.00	$(0.21)

Depreciation and Amortization	$8,809	$8,420

Certain prior-year amounts have been reclassified to conform with the current year’s presentation.

SITEL Corporation

Preliminary Balance Sheet Data - First Quarter 2003 Earnings Release

(in millions)

(Unaudited)

	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03

Cash	$22.2	$14.4	$28.8	$26.1	$34.1	$36.2
Accounts Receivable	$129.2	$143.8	$133.3	$140.3	$128.6	$125.6
Total Current Assets	$171.0	$177.0	$182.7	$188.2	$183.7	$182.4
Total Assets	$355.5	$360.4	$375.2	$376.9	$351.2	$351.4
Total Current Liabilities	$98.4	$103.5	$103.4	$107.8	$103.0	$98.0
Long-Term Debt and Capital Leases, net	$107.0	$106.6	$107.0	$106.8	$107.3	$108.0
Total Debt - Short-Term and Long-Term	$109.4	$108.5	$108.6	$111.1	$114.7	$112.5
Total Liabilities	$207.7	$212.6	$212.7	$216.6	$212.0	$207.8
Total Equity	$140.0	$139.8	$153.7	$152.5	$139.2	$142.6

Revenue Statistics - First Quarter 2003 Earnings Release

(Unaudited)

Service Mix % of Total Revenue	2001	Q102	Q202	Q302	Q402	2002	Q103

Customer Acquisition	25.6%	26.1%	27.2%	27.3%	26.2%	26.7%	26.0%
Customer Care	54.5%	55.1%	54.0%	52.2%	54.5%	54.0%	53.6%
Technical Support	12.0%	11.2%	10.8%	10.2%	8.8%	10.3%	10.3%
Risk Management	5.6%	6.3%	6.3%	8.0%	7.8%	7.1%	8.6%
Other	2.4%	1.2%	1.7%	2.3%	2.8%	2.0%	1.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix % of Total Revenue	2001	Q102	Q202	Q302	Q402	2002	Q103

North America	63.4%	63.9%	63.5%	61.9%	62.3%	62.9%	58.9%
Europe	27.2%	25.1%	25.0%	27.6%	32.8%	27.6%	36.0%
Asia Pacific	3.5%	3.3%	3.9%	3.6%	3.9%	3.7%	3.9%
Latin America	5.9%	7.7%	7.6%	6.9%	1.1%	5.9%	1.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

*      Changed to equity method of accounting due to a restructuring of a joint venture in Latin America.

Industry Mix % of Total Revenue	2001	Q102	Q202	Q302	Q402	2002	Q103

Insurance	7.4%	10.5%	12.2%	11.5%	10.9%	11.3%	11.2%
Financial Services	22.9%	20.6%	19.6%	21.8%	21.3%	20.8%	20.6%
Consumer Products	29.5%	28.7%	27.5%	25.5%	30.8%	28.1%	26.5%
Technology	14.5%	10.0%	9.5%	10.0%	11.2%	10.2%	17.7%
Energy and Utilities	5.4%	7.2%	7.2%	7.7%	7.8%	7.5%	8.0%
Telecommunications, ISP, and Cable	17.8%	21.6%	21.3%	20.6%	17.8%	20.3%	12.6%
Other	2.6%	1.6%	2.8%	2.8%	0.4%	1.9%	3.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%